 Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 Marsh Wall, London E14 9FJ, England

Telephone: +44 (0) 20 7538 0191 Facsimile: +44 (0) 20 7987 9396 Email: enquiries@drewry.co.uk  Website: www.drewry.co.uk

April 18, 2007

OceanFreight Inc.

80 Kiffias Avenue

Amaroussion 15125

Athens, Greece

Dear Sir/Madam

Reference is made to the Form F-1 registration statement, as amended (the “Registration Statement”), relating to the public offering of common stock of OceanFreight Inc. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the Registration Statement entitled “Prospectus Summary”, “Risk Factors, “The Seaborne Transportation Industry” and “Industry Data”. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the seaborne transportation industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 and all amendments thereto to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Experts”.

Yours faithfully

/s/ Nigel Gardiner

Nigel Gardiner

Managing Director

Drewry Shipping Consultants Limited

Drewry Shipping Consultants Limited – registered in London, England No. 3289135